SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                 Amendment No. 2

                       IntraBiotics Pharmaceuticals, Inc.
                                (Name of Issuer)

                          Common Stock, par value $.001
                         (Title of Class of Securities)

                                    46116T100
                                 (CUSIP Number)

                                November 15,2001
             (Date of event which requires filing of this statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 14 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46116T100             13G/A                    Page 2 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL FOUNDERS INSTITUTIONAL FUND LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G/A                    Page 3 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     BOWMAN CAPITAL FOUNDERS FUND LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G/A                    Page 4 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL CROSSOVER FUND LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G/A                    Page 5 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL PERFORMANCE, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G/A                    Page 6 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL MANAGEMENT, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                             -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                             0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                             IA, PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G/A                    Page 7 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              BOWMAN CAPITAL ADVISOR, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                             -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                             0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                             OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100             13G/A                    Page 8 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Lawrence A. Bowman

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER           157,715
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                157,715
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46116T100                 13G/A                  Page 9 of 14 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is IntraBiotics Pharmaceuticals, Inc.
     (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 1255 Terra Bella Avenue, Mountain View, CA 94043.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) Bowman Capital Founders Institutional Fund LP, a Delaware limited partnership ("Founders Institutional"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) Bowman Capital Founders Fund LP, a Delaware limited partnership ("Founders"), with respect to shares of Common Stock directly owned by it;

            (iii) Bowman Capital Crossover Fund LP, a Delaware limited partnership ("Crossover"), with respect to shares of Common Stock directly owned by it;

             (iv) Bowman Capital Performance, LLC, a Delaware limited liability company ("Performance LLC"), which serves as the general partner to and has investment discretion over the securities held by Founders Institutional, Founders and Crossover (together, the "Partnerships"), with respect to shares of Common Stock directly owned by each of the Partnerships;

              (v) Bowman Capital Management, LP, a Delaware limited partnership and a registered investment adviser under the laws of the state of California (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by Bowman Capital Founders Institutional Offshore Fund Limited, a British Virgin Islands corporation ("Founders Institutional Offshore"), with respect to shares of Common Stock directly owned by Founders Institutional Offshore and Bowman Capital Founders Offshore Fund Cayman Limited, a Cayman Islands corporation ("Founders Offshore" together with Founders Institutional Offshore, the "Offshore Funds"), with respect to shares of Common Stock directly owned by Founders Offshore;

             (vi) Bowman Capital Advisor, LLC, a Delaware limited liability company ("Advisor LLC"), which serves as the general partner to the Investment Manager, with respect to the shares of Common Stock directly owned by each of the Offshore Funds; and

CUSIP No. 46116T100                 13G/A                  Page 10 of 14 Pages

            (vii) Mr. Lawrence A. Bowman ("Mr. Bowman"), who serves as the sole managing member of each of Performance LLC and Advisor LLC, which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by Mr. Bowman, the Partnerships and the Offshore Funds.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 1875 South Grant Street, Suite 600, San Mateo, CA 94402.

Item 2(c).     Citizenship:

     Each of the Partnerships, Performance LLC, the Investment Manager and Advisor LLC is organized under the laws of the State of Delaware. Mr. Bowman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $.001 ("Common Stock")

Item 2(e).  CUSIP Number:

     46116T100

CUSIP No. 46116T100                 13G/A                 Page 11 of 14 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 46116T100                 13G/A                  Page 12 of 14 Pages

Item 4.   Ownership.

     A. Bowman Capital Founders Institutional Fund LP
          (a) Amount beneficially owned:  -0-
          (b) Percent of class:  0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  -0-

     B. Bowman Capital Founders Fund LP
          (a) Amount beneficially owned:  -0-
          (b) Percent of class:  0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  -0-

     C. Bowman Capital Crossover Fund LP
          (a) Amount beneficially owned:  -0-
          (b) Percent of class:  0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  -0-

     D. Bowman Capital Performance, LLC
          (a) Amount beneficially owned:  -0-
          (b) Percent of class:  0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  -0-

     E. Bowman Capital Management, LP
          (a) Amount beneficially owned:  -0-
          (b) Percent of class:  0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  -0-

CUSIP No. 46116T100                 13G/A                 Page 13 of 14 Pages

     F. Bowman Capital Advisor, LLC
          (a) Amount beneficially owned:  -0-
          (b) Percent of class:  0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the disposition:  -0-

     G. Lawrence A. Bowman
          (a) Amount beneficially owned:  157,715
          (b) Percent of class: 0.5% The percentage is calculated based upon 29,628,691 shares of Common Stock issued and outstanding on October 31, 2001, as reflected in the Company's Form 10Q for the quarterly period ended September 30, 2001.

          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  157,715
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  157,715
              (iv) Shared power to dispose or direct the disposition:  -0-

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following: [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 46116T100                 13G/A                 Page 14 of 14 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  November 21, 2001

                                  /s/ Thomas Pindelski
                                  -------------------------------------
                                  Thomas Pindelski, Attorney-In-Fact for
                                  Lawrence A. Bowman, individually, and as sole managing member of Bowman Capital Performance LLC, the general partner of each of

                                       Bowman Capital Founders Institutional
                                       Fund LP;
                                       Bowman Capital Founders Fund LP and
                                       Bowman Capital Crossover Fund LP and

                                  as the sole managing member of
                                  Bowman Capital Advisor, LLC, the general partner of
                                       Bowman Capital Management LP, the
                                       investment manager to
                                            Bowman Capital Founders
                                            Institutional Offshore Fund
                                            Limited and
                                            Bowman Capital Founders Offshore
                                            Fund Cayman Ltd.